EXHIBIT 7 - JOINT FILING AGREEMENT

This joint filing agreement is made and entered into as of this 10th day of October, 2024, among Rakuten Mobile USA Service Inc., Rakuten Mobile, Inc. and Hiroshi Mikitani.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Forms 3, 4, or 5 or Schedules 13D or 13G, and any and all amendments thereto and any other documents relating thereto (collectively, the “Filings”) as required to be filed pursuant to the Securities Exchange Act of 1934, as amended. The parties to this Agreement further agree and covenant that each will fully cooperate with such other parties in the preparation, timely filing, and delivery of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Date: October 10, 2024

	By:	/s/ Hiroshi Mikitani
	Name:	Hiroshi Mikitani

Rakuten Mobile USA Service Inc.

	By:	/s/ Junya Yukawa
	Name:	Junya Yukawa
	Title:	Authorized Person

Rakuten Mobile, Inc.

	By:	/s/ Shunsuke Yazawa
	Name:	Shunsuke Yazawa
	Title:	Authorized Person (Representative Director and President)